Exhibit 99.1

Havertys Furniture Reports Operating Results for Second Quarter 2025

Atlanta, Georgia, July 30, 2025 – Haverty Furniture Companies, Inc. (NYSE: HVT and HVT.A), today reported operating results for the second quarter ended June 30, 2025.

Second Quarter 2025 versus Second Quarter 2024:

•Diluted earnings per common share (“EPS”) of $0.16 versus $0.27.
•Consolidated sales increased 1.3% to $181.0 million. Comparable store sales decreased 2.3%.
•Gross profit margin was 60.8% compared to 60.4%.

Steven G. Burdette, President and CEO said, “In the second quarter of 2025, we delivered year-over-year sales growth for the first time since the fourth quarter of 2022, while also achieving strong gross margins, positive traffic trends, and improved conversion rates. Although we continue to navigate a challenging environment, including a soft housing market, low consumer confidence, and tariff uncertainty, we are encouraged by the positive sales and operational trends we are seeing across our business. Our improved sales results reflect the effectiveness of our new marketing and promotional strategies, the dedication of our teams, and the value of the experience we’ve gained in our 140-year history."

NEWS RELEASE – July 30, 2025        Page 2

Second Quarter ended June 30, 2025 Compared to Same Period of 2024
•Total sales up 1.3%, comp-store sales down 2.3% for the quarter. Total written business increased 0.4% and comp-store written business decreased 2.1% for the quarter.
•Design consultants accounted for 33.4% of written business in 2025 and 36.0% in 2024.
•Gross profit margins increased to 60.8% in 2025 from 60.4% in 2024.
•SG&A expenses were 59.3% of sales versus 57.7% and increased $4.2 million. The primary drivers of this change are:
◦increase in administrative expenses of $3.4 million primarily from increased salaries, performance-based incentive compensation and stock compensation costs.
◦increase in occupancy costs of $1.5 million largely due to costs related to new locations.
◦increase in advertising costs of $1.1 million driven by increased spending on television and interactive marketing.
◦decrease in warehouse and delivery costs of $1.1 million driven by lower salaries and related benefit costs.

Balance Sheet and Cash Flow for the Six Months Ended June 30, 2025

•Cash, cash equivalents, and restricted cash equivalents at June 30, 2025 are $113.8 million.
•Generated $13.4 million in cash from operating activities primarily from earnings and changes in working capital including a $9.9 million increase in inventories and a $1.4 million decrease in customer deposits.
•Invested $11.7 million in capital expenditures.
•Purchased approximately 94,000 shares of common stock for $2.0 million.
•Paid $10.4 million in quarterly cash dividends.
•No debt outstanding at June 30, 2025, and credit availability of $80.0 million.

Expectations and Other
•Our 2025 guidance includes tariffs currently in effect as of July 30, 2025, but excludes the effects of additional proposed tariffs that have not been finalized by the Trump Administration. We are closely monitoring the tariff developments and evaluating the impact to minimize the effects on our business.
•Our expectations for gross profit margins for 2025 are unchanged from our prior guidance and are between 60.0% to 60.5%. Gross profit margins fluctuate quarter to quarter in relation to our promotional cadence.
•Fixed and discretionary expenses within SG&A for the full year of 2025 are expected to be in the $291.0 to $293.0 million range, unchanged from our previous guidance. Variable SG&A expenses for the full year of 2025 are anticipated to be in the 18.5% to 18.8% range, a decrease from our previous guidance driven by lower warehouse and delivery costs.
•Our effective tax rate for 2025 is expected to be 26.5%, excluding the impact from discrete items and any new tax legislation.
•Planned capital expenditures for the full year of 2025 are approximately $24.0 million. We expect retail square footage at the end of 2025 to remain consistent with 2024.

NEWS RELEASE – July 30, 2025        Page 3

Key Results
(amounts in millions, except per share amounts)

Results of Operations
	Three Months Ended June 30,		Six Months Ended June 30,
	2025	2024	2025	2024
Sales	$181.0	$178.6	$362.6	$362.6
Gross Profit	110.1	108.0	221.2	219.0
Gross profit as a % of sales	60.8%	60.4%	61.0%	60.4%

SGA
Variable	33.3	34.7	67.0	71.8
Fixed	74.0	68.4	147.5	140.7
Total	107.3	103.1	214.5	212.5
SGA as a % of sales
Variable	18.4%	19.4%	18.5%	19.8%
Fixed	40.9%	38.3%	40.7%	38.8%
Total	59.3%	57.7%	59.2%	58.6%

Pre-tax income	4.3	6.5	9.6	9.6
Pre-tax income as a % of sales	2.4%	3.6%	2.7%	2.6%
Net income	2.7	4.4	6.5	6.8
Net income as a % of sales	1.5%	2.5%	1.8%	1.9%

Diluted earnings per share (“EPS”)	$0.16	$0.27	$0.39	$0.41

Other Financial and Operations Data
	Six Months Ended June 30,
	2025	2024
EBITDA (in millions)(1)	$18.7	$16.8
Sales per square foot	$161	$166
Average ticket	$3,350	$3,332

Liquidity Measures
	Six Months Ended June 30,			Six Months Ended June 30,
Free Cash Flow	2025	2024	Cash Returns to Shareholders	2025	2024
Operating cash flow	$13.4	$17.5	Share repurchases	$2.0	$—
			Dividends	10.4	10.1
Capital expenditures	(11.7)	(16.0)	Cash returns to shareholders	$12.4	$10.1
Free cash flow	$1.7	$1.5

Cash at period end	$113.8	$116.1

(1)See the reconciliation of the non-GAAP metrics at the end of the release.

NEWS RELEASE – July 30, 2025        Page 4

HAVERTY FURNITURE COMPANIES, INC.
CONDENSED CONSOLIDATED STATEMENTS OF INCOME
(Unaudited)

(In thousands, except per share data)	Three Months Ended June 30,		Six Months Ended June 30,
	2025	2024	2025	2024

Net sales	$181,025	$178,636	$362,592	$362,633
Cost of goods sold (exclusive of depreciation and amortization)	70,923	70,652	141,407	143,630
Gross profit	110,102	107,984	221,185	219,003

Expenses:
Selling, general and administrative	107,333	103,099	214,535	212,455
Other income, net	(65)	(101)	(223)	(78)
Total expenses	107,268	102,998	214,312	212,377

Income before interest and income taxes	2,834	4,986	6,873	6,626
Interest income, net	1,492	1,467	2,746	3,022

Income before income taxes	4,326	6,453	9,619	9,648
Income tax expense	1,637	2,015	3,152	2,817
Net income	$2,689	$4,438	$6,467	$6,831

Basic earnings per share:
Common Stock	$0.17	$0.27	$0.40	$0.42
Class A Common Stock	$0.15	$0.25	$0.37	$0.39

Diluted earnings per share:
Common Stock	$0.16	$0.27	$0.39	$0.41
Class A Common Stock	$0.15	$0.25	$0.37	$0.39

Cash dividends per share:
Common Stock	$0.32	$0.32	$0.64	$0.62
Class A Common Stock	$0.30	$0.30	$0.60	$0.58

NEWS RELEASE – July 30, 2025        Page 5

HAVERTY FURNITURE COMPANIES, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(Unaudited)

(In thousands)	June 30, 2025	December 31, 2024	June 30, 2024

Assets
Current assets
Cash and cash equivalents	$107,357	$120,034	$109,942
Restricted cash and cash equivalents	6,414	6,280	6,125
Inventories	93,270	83,419	92,401
Prepaid expenses	15,775	14,576	16,445
Other current assets	13,332	14,587	15,497
Total current assets	236,148	238,896	240,410
Property and equipment, net	181,227	182,622	177,449
Right-of-use lease assets	192,265	194,411	195,000
Deferred income taxes	17,048	17,075	15,478
Other assets	15,984	15,743	13,768
Total assets	$642,672	$648,747	$642,105
Liabilities and Stockholders’ Equity
Current liabilities
Accounts payable	$16,464	$14,914	$18,058
Customer deposits	39,351	40,733	38,731
Accrued liabilities	37,436	39,635	37,090
Current lease liabilities	37,263	36,283	36,561
Total current liabilities	130,514	131,565	130,440
Noncurrent lease liabilities	180,045	182,096	176,940
Other liabilities	27,242	27,525	27,627
Total liabilities	337,801	341,186	335,007

Stockholders’ equity	304,871	307,561	307,098
Total liabilities and stockholders’ equity	$642,672	$648,747	$642,105

NEWS RELEASE – July 30, 2025        Page 6

HAVERTY FURNITURE COMPANIES, INC.
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(Unaudited)

(In thousands)	Six Months Ended June 30,
	2025	2024
Cash Flows from Operating Activities:
Net income	$6,467	$6,831
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	11,831	10,147
Share-based compensation expense	3,986	4,130
Other	1,156	1,314
Changes in operating assets and liabilities:
Inventories	(9,851)	1,555
Customer deposits	(1,382)	2,894
Other assets and liabilities	658	916
Accounts payable and accrued liabilities	512	(10,245)
Net cash provided by operating activities	13,377	17,542

Cash Flows from Investing Activities:
Capital expenditures	(11,702)	(15,952)
Proceeds from sale of land, property and equipment	19	52
Net cash used in investing activities	(11,683)	(15,900)

Cash Flows from Financing Activities:
Dividends paid	(10,353)	(10,070)
Common stock repurchased	(2,000)	—
Taxes on vested restricted shares	(1,884)	(3,282)
Net cash used in financing activities	(14,237)	(13,352)

Decrease in cash, cash equivalents, and restricted cash equivalents during the period	(12,543)	(11,710)
Cash, cash equivalents, and restricted cash equivalents at beginning of period	126,314	127,777
Cash, cash equivalents, and restricted cash equivalents at end of period	$113,771	$116,067

NEWS RELEASE – July 30, 2025        Page 7

GAAP to Non-GAAP Reconciliation
We report our financial results in accordance with accounting principles generally accepted in the United States ("GAAP"). We supplement the reporting of our financial information under GAAP with certain non-GAAP financial information. The non-GAAP information presented provides additional useful information but should not be considered in isolation or as substitutes for the related GAAP measures. We believe that EBITDA is a meaningful measure to share with investors.

Reconciliation of GAAP measures to EBITDA

	Six Months Ended June 30,
(in thousands)	2025	2024
Income before income taxes, as reported	$9,619	$9,648
Interest income, net	(2,746)	(3,022)
Depreciation and amortization	11,831	10,147
EBITDA	$18,704	$16,773

Comparable Store Sales
Comparable-store or “comp-store” sales is a measure which indicates the performance of our existing stores and website by comparing the sales growth for stores and online for a particular month over the corresponding month in the prior year. Stores are considered non-comparable if they were not open during the corresponding month or if the selling square footage has been changed significantly.

Cost of Goods Sold and SG&A Expense
We include substantially all our occupancy and home delivery costs in SG&A expense as well as a portion of our warehousing expenses.  Accordingly, our gross profit may not be comparable to those entities that include these costs in cost of goods sold.

We classify our SG&A expenses as either variable or fixed and discretionary.  Our variable expenses are comprised of selling and delivery costs.  Selling expenses are primarily compensation and related benefits for our commission-based sales associates, the discount we pay for third party financing of customer sales and transaction fees for credit card usage.  We do not outsource delivery, so these costs include personnel, fuel, and other expenses related to this function.  Fixed and discretionary expenses are comprised of rent, depreciation and amortization and other occupancy costs for stores, warehouses and offices, and all advertising and administrative costs.

Conference Call Information
The company invites interested parties to listen to the live webcast of the conference call on July 31, 2025 at 10:00 a.m. ET at its website, ir.havertys.com. If you cannot listen live, a replay will be available on the day of the conference call at the website at approximately 1:00 p.m. ET.

About Havertys Furniture
Haverty Furniture Companies, Inc. (NYSE: HVT and HVT.A), established in 1885, is a full-service home furnishings retailer with 129 showrooms in 17 states in the Southern and Midwestern regions providing its customers with a wide selection of quality merchandise in middle to upper-middle price ranges. Additional information is available on the Company’s website havertys.com.

NEWS RELEASE – July 30, 2025        Page 8

Safe Harbor
This press release contains, and the conference call may contain forward-looking statements subject to the safe harbor provisions of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Act of 1934. These forward-looking statements are subject to risks and uncertainties and change based on various important factors, many of which are beyond our control.

All statements in the future tense and all statements accompanied by words such as “expect,” “likely,” “outlook,” “forecast,” “preliminary,” “would,” “could,” “should,” “position,” “will,” “project,” “intend,” “plan,” “on track,” “anticipate,” “to come,” “may,” “possible,” “assume,” and variations of such words and similar expressions are intended to identify such forward-looking statements. These forward-looking statements include, without limitation, our expectations for retail and operating margins, selling square footage and capital expenditures for 2025, our liquidity position to continue to fund our growth plans, and our efforts and initiatives to execute our strategic plan.

We caution that our forward-looking statements involve risks and uncertainties, and while we believe that our expectations for the future are reasonable in view of currently available information you are cautioned not to place undue reliance on our forward-looking statements, and they should not be relied upon as a prediction of actual results. Factors that could cause actual results to differ materially from those expressed or implied in any forward-looking statements include but are not limited to: competition from national, regional and local retailers of home furnishings; our ability to anticipate changes in consumer preferences; our ability to successfully implement our growth and other strategies; our ability to maintain and enhance our brand; importing merchandise from foreign sources; fluctuations and volatility in the cost of raw materials and components; our dependence on third-party producers to meet our requirements; our vendors' ability to meet our quality control standards or comply with changes to the legislative or regulatory framework regarding product safety; risks in our supply chain, including price, availability and quality of raw materials and components utilized in the products we sell and our ability to forecast our supply chain needs; our reliance on third-party transportation vendors for product shipments from our suppliers; the effects of labor disruptions or labor shortages; and our ability to attract and retain key employees; the rise of oil and gasoline prices; increased transportation costs; damage to one of our distribution centers; the vulnerability of our information technology infrastructure to cyber-attacks, breaches and other disruptions; changes in general domestic and international economic conditions such as inflation rates, interest rates, tax rates, unemployment rates, higher labor and healthcare costs, recessions, and changing government policies, laws and regulations; pending or unforeseen litigation; as well as other risks and uncertainties discussed in the Company's Annual Report on Form 10-K for 2024 and from time to time in the Company's subsequent filings with the SEC.

Forward-looking statements describe our expectations only as of the date they are made, and the Company undertakes no duty to update its forward-looking statements except as required by law. You are advised, however, to review any further disclosures we make on related subjects in our subsequent Forms 10-K, 10-Q, 8-K, and other reports filed with the SEC.

Contact:
Havertys Furniture 404-443-2900
Tiffany Hinkle
AVP, Financial Reporting
investor.relations@havertys.com

SOURCE:  Haverty Furniture Companies, Inc.